SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securites Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant /  /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2)

/x/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   PFIZER INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* ____________________________________________________

4) Proposed maximum aggregate value of transaction:_____________________________

5) Total fee paid: ____________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid: _____________________________________________________

2) Form, Schedule or Registration Statement No._________________________________

3) Filing party: _______________________________________________________________

4) Date filed:__________________________________________________________________

-----------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 [Pfizer Logo]


                                PROXY STATEMENT
                                 MARCH 19, 1998


                [GRAPHIC OMITTED - Photograph of Four Employees]

                                SETTING THE PACE

YOUR VOTE IS IMPORTANT



     Shareholders of record can vote any one of three ways:

     o By Telephone: Call the toll-free telephone number on your proxy card to vote by phone.

     o Via Internet: Visit the web site on your proxy card to vote via the Internet.

     o By Mail: Mark, sign, date and mail your proxy card to our Transfer Agent, First Chicago Trust Company of New York, in the enclosed postage-paid envelope.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers.

ELIMINATE DUPLICATE MAILINGS

     Securities and Exchange Commission ("SEC") rules require us to provide an Annual Report to shareholders who receive this proxy statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize us to discontinue mailings of multiple Annual Reports. To discontinue mailings of multiple Annual Reports, mark the designated box on the appropriate proxy card(s), or follow the prompts when you vote if you are a shareholder of record voting by telephone or Internet.

--------------------------------------------------------------------------------
                                  PFIZER INC.
                              235 EAST 42ND STREET
                               NEW YORK, NY 10017

                 --------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 --------------------------------------------


  TIME   ..................   10:00 a.m. on Thursday, April 23, 1998

  PLACE  ..................   Grand Hyatt Hotel
                              Empire State Ballroom
                              42nd Street and Lexington Avenue
                              New York, NY

  ITEMS OF BUSINESS  ......   (1) To elect five members of the Board of
                                  Directors for three year terms.
                              (2) To approve KPMG Peat Marwick LLP as
                                  our independent auditors for the 1998
                                  fiscal year.
                              (3) To transact such other business as may
                                  properly come before the Meeting and any adjournment or postponement.

  RECORD DATE  ............   You can vote if you are a shareholder of record
                              on February 27, 1998.

  ANNUAL REPORT   .........   Our 1997 Annual Report, which is not a part of
                              the proxy soliciting material, is enclosed.

  PROXY VOTING ............   It is important that your shares be represented
                              and voted at the Meeting. Please vote in one of these ways:
                              (1) USE THE TOLL-FREE TELEPHONE NUMBER shown on
                                  the proxy card (this call is free in the U.S.);
                              (2) VISIT THE WEB SITE on your proxy card to vote
                                  via the Internet; OR
                              (3) MARK, SIGN, DATE AND PROMPTLY RETURN the
                                  enclosed proxy card in the postage-paid
                                  envelope.

                              Any proxy may be revoked at any time prior to its exercise at the Meeting.


                                                                  C. L. Clemente
                                                                       Secretary

  March 19, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
 --------------------------------------------------------------------------
                                                                       PAGE
PROXY STATEMENT   ...................................................     1
 Annual Meeting Admission  ..........................................     1
 Shareholders Entitled to Vote   ....................................     1
 Proxies ............................................................     1
 Vote by Telephone   ................................................     2
 Vote by Internet ...................................................     2
 Vote by Mail  ......................................................     2
 Voting at the Annual Meeting .......................................     2
 Voting of Other Matters   ..........................................     2
 Consolidation of Your Vote   .......................................     2
 List of Shareholders   .............................................     3
 Required Vote ......................................................     3
 Multiple Copies of Annual Report to Shareholders  ..................     3
 Cost of Proxy Solicitation   .......................................     4
 Shareholder Account Maintenance ....................................     4
 Section 16(a) Beneficial Ownership Reporting Compliance ............     4

GOVERNANCE OF THE COMPANY  ..........................................     4
 Our Corporate Governance Principles   ..............................     4
 Board and Committee Membership  ....................................     7
 The Audit Committee ................................................     7
 The Corporate Governance Committee .................................     7
 The Executive Compensation Committee  ..............................     8
 The Executive Committee   ..........................................     8
 Compensation of Directors ..........................................     9
 Fees and Benefit Plans for Non-Employee Directors ..................     9
 Related Transactions   .............................................    10
 Indemnification  ...................................................    10

ITEM 1--ELECTION OF DIRECTORS  ......................................    11
 Security Ownership of Directors and Officers   .....................    11
 Nominees for Directors Whose Terms Expire in 2001 ..................    12
 Directors Whose Terms Expire in 1999  ..............................    14
 Directors Whose Terms Expire in 2000  ..............................    16
 Named Executive Officers Who Are Not Directors .....................    19

ITEM 2--APPROVAL OF AUDITORS   ......................................    20

EXECUTIVE COMPENSATION  .............................................    21
 Summary Compensation Table   .......................................    21
 Total Options Exercised in 1997 and Year-End Values  ...............    22
 Option Grants in 1997  .............................................    22
 Long-Term Incentive Plans--Awards in 1997 ..........................    23
 Executive Compensation Committee Report  ...........................    24
 Performance Graph   ................................................    29
 Employee Benefit and Long-Term Compensation Plans ..................    30

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
 NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS   ......     33

                                                        PFIZER INC.
                                                        235 EAST 42ND STREET
                                                        NEW YORK, NEW YORK 10017

                                PROXY STATEMENT
-------------------------------------------------------------------------------

       These proxy materials are delivered in connection with the solicitation by the Board of Directors of Pfizer Inc. ("Pfizer," the "Company," "we," or "us"), a Delaware corporation, of proxies to be voted at our 1998 Annual Meeting of Shareholders and at any adjournment or postponement.

       You are invited to attend our Annual Meeting of Shareholders on April 23, 1998, beginning at 10:00 a.m. The Meeting will be held at the Grand Hyatt Hotel, Empire State Ballroom, at 42nd Street and Lexington Avenue, New York, New York. Shareholders will be admitted beginning at 8:30 a.m.

       The Empire State Ballroom is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation will also be offered upon request. Please call us in advance at 212-573-2265 if you require either of these services or other special accommodations.

       This Proxy Statement, form of proxy and voting instructions are being mailed starting March 19, 1998.


ANNUAL MEETING ADMISSION

       An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

       If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you can obtain an admission ticket in advance by providing proof of ownership, such as a bank or brokerage account statement, to Pfizer Inc., c/o First Chicago Trust Company of New York, P.O. Box 8923, Edison, New Jersey 08818-8923, or by calling 212-573-2265. If you do not have an admission ticket, you must show ownership of Pfizer common stock at the door.


SHAREHOLDERS ENTITLED TO VOTE

       Holders of record of Pfizer common shares at the close of business on February 27, 1998 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 1,298,734,466 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.


PROXIES

       Your vote is important. Shareholders of record may vote their proxies by telephone, Internet or mail. A toll-free telephone number and web site address are included on your proxy card. If you choose to vote by mail, a postage-paid envelope is provided.

       Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

       YOU MAY SAVE US THE EXPENSE OF A SECOND MAILING BY VOTING PROMPTLY. Choose ONE of the following voting methods to cast your vote.


VOTE BY TELEPHONE

       You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone you can also give instructions for us to discontinue future duplicate Annual Reports. IF YOU VOTE BY TELEPHONE YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU ARE LOCATED OUTSIDE THE U.S. AND CANADA, SEE YOUR PROXY CARD FOR ADDITIONAL INSTRUCTIONS.


VOTE BY INTERNET

       You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded, and you can give us instructions to discontinue future duplicate Annual Reports. IF YOU VOTE VIA THE INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.


VOTE BY MAIL

       If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to First Chicago in the postage-paid envelope provided. If you wish to discontinue future duplicate Annual Reports, check the box provided on the card.


VOTING AT THE ANNUAL MEETING

       The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

       All shares that have been properly voted--whether by telephone, Internet or mail--and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.


VOTING OF OTHER MATTERS

       If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.


CONSOLIDATION OF YOUR VOTE

       This year, the shares you vote will be consolidated into one proxy card. You will receive only one proxy card for all your shares, if they are held:

o In your own name,

o In the Pfizer Inc. Shareholder Investment Program (the "Program"),

or, if you are a Pfizer employee,

o In the Pfizer Inc. Savings and Investment Plan (the "Plan").

       Pfizer employees who are entitled to give voting instructions to the trustee of the Pfizer Inc. Grantor Trust ("Trust") will not need to complete a separate instruction card this year. Each vote of the shares consolidated into the employee's proxy card will be furnished to the trustee of the Trust, as well as the administrator of the Plan, as the employee's voting instructions for the Plan shares and the Trust shares.

       If you own, or are entitled to give voting instructions for, shares in the Plan or the Trust and do not vote your shares or give voting instructions, the Plan administrator will vote your Plan shares in the same proportion as the shares for which voting instructions have been received, and the trustee of the Trust will vote the Trust shares as if they were divided equally among the employees from whom voting instructions are received. To allow sufficient time for voting by the trustee of the Trust and the administrator of the Plan, your voting instructions must be received by April 20, 1998.

       If you hold Pfizer shares through any other of our plans, you will receive voting instructions from that plan's administrator.

       Please note that if you own shares in joint name, and other shares in your own name, you will receive a separate proxy card for the joint ownership. We can only consolidate identically named accounts.


LIST OF SHAREHOLDERS

       A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 235 East 42nd Street, New York, New York 10017, by contacting the Secretary of the Company.


REQUIRED VOTE

       The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

       A plurality of the votes cast is required for the election of Directors. Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

       The affirmative vote of a majority of the votes cast is required to approve the appointment of KPMG Peat Marwick LLP. Abstentions and broker "non-votes" are not counted for purposes of approving this matter.


MULTIPLE COPIES OF ANNUAL REPORT TO
SHAREHOLDERS

       Our 1997 Annual Report to Shareholders has been mailed to shareholders. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you vote if you are a shareholder of record voting by telephone or Internet.

       At least one account must continue to receive the Annual Report. Mailing of dividends, Shareholder Investment statements, proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, call the Pfizer Shareholder Services toll free number, 1-800-733-9393.

       If you own common shares through a bank, broker or other nominee and receive more than one Pfizer Annual Report, contact the holder of record to eliminate duplicate mailings.

COST OF PROXY SOLICITATION

       We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. We have hired Morrow & Co. to assist us in the distribution and solicitation of proxies. We will pay Morrow & Co. a fee of $25,000 plus expenses for these services.


SHAREHOLDER ACCOUNT MAINTENANCE

       Our Transfer Agent is First Chicago Trust Company of New York. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by calling the Pfizer Shareholder Services toll-free number 1-800-733-9393 or contacting First Chicago's web site at www.fctc.com. For other information about Pfizer, shareholders can visit our web site at www.pfizer.com.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 1997 our Directors and executive officers met all applicable SEC filing requirements.

                           GOVERNANCE OF THE COMPANY
--------------------------------------------------------------------------------
                       OUR CORPORATE GOVERNANCE PRINCIPLES

ROLE AND COMPOSITION OF THE BOARD OF DIRECTORS

     1. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company's business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     2. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and their potential to succeed him/her. He/she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

     3. It is the policy of the Company that the Board consist of a majority of outside directors and that the number of directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee, in consultation with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The
 Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement, or for any other reason. Candidates are selected for their character, judgment, business experience, and acumen. Scientific expertise, prior government service, and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board. The Corporate Governance Committee annually reviews the compensation of directors. All directors are expected to own stock in the Company in an amount that is appropriate for them.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     4. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Executive Compensation Committee, and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the Chairman and CEO. The Audit Committee, Executive Compensation Committee, and Corporate Governance Committee are made up of only outside directors. The membership of these three committees is rotated from time to time.

     5. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full indoctrination process for new Board members that includes extensive materials, meetings with key management, and visits to Company facilities.

     6. It is the policy of the Company that the chairs of the Audit, Executive Compensation, and Corporate Governance committees of the Board each act as the chair at meetings or executive sessions of the outside directors at which the principal items to be considered are within the scope of the authority of his or her committee. Experience has indicated that this practice, which has been in place on an informal basis, provides for leadership at all of the meetings or executive sessions of outside directors without the need to designate a lead director.

     7. The Executive Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his/her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals. The Executive Compensation Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside directors of the Board at a meeting or executive session of that group.

     8. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside directors of stature who have a substantive knowledge of the business.

     9. The Chairman and CEO is responsible for establishing effective communications with the Company's stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments, and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors from meeting with shareholders, but it is suggested that any such meetings be with management present.

FUNCTIONING OF THE BOARD

     1. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chairman and CEO for review and/or decision. For example, the annual corporate budget is reviewed by the
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

     2. Decisions made by the Corporate Management Committee, which is the Company's senior management committee, are reported to the Board at each meeting with the understanding that such decisions are subject to change by the Board.

     3. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting.

     4. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company's operations. In addition, Board members have free access to all other members of management and employees of the Company.

     5. Executive sessions or meetings of outside directors without management present are held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, and the compensation of the Chairman and CEO and other senior managers. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

FUNCTIONING OF COMMITTEES

     1. The Audit, Executive Compensation, and Corporate Governance committees consist of only outside directors.

     2. The frequency, length, and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     3. The responsibilities of each of the committees are determined by the Board from time to time.

PERIODIC REVIEW

     These principles are reviewed by the Board from time to time.

--------------------------------------------------------------------------------

                         BOARD AND COMMITTEE MEMBERSHIP

     During 1997, the Board of Directors met ten times and had four ongoing committees. Those committees consisted of: an Audit Committee, a Corporate Governance Committee, an Executive Compensation Committee, and an Executive Committee. All of our Directors attended eighty-eight percent or more of the meetings of the Board and Board committees on which they served in 1997.




------------------------------------------------------------------------------------------------
                                                         CORPORATE     EXECUTIVE
NAME                                BOARD     AUDIT     GOVERNANCE    COMPENSATION     EXECUTIVE
----                                -----     ------    ----------    ------------     ---------
 Dr. Brown   ...............          X                     X
 Mr. Burns   ...............          X                                    X*              X
 Mr. Cornwell   ............          X         X
 Mr. Harvey  ...............          X                                    X
 Ms. Horner  ...............          X                     X*
 Dr. Ikenberry  ............          X         X*                                         X
 Mr. Kamen   ...............          X                     X
 Mr. Labrecque  ............          X                                    X
 Dr. McKinnell  ............          X
 Mr. Mead ..................          X                                    X
 Dr. Niblack ...............          X
 Dr. Simmons ...............          X         X
 Mr. Steere  ...............          X*                                                  X*
 Dr. Valles  ...............          X         X
 1997 Meetings  ............         10         6           5             12              0
 -------------
 * Chair
------------------------------------------------------------------------------------------------


THE AUDIT COMMITTEE

       The Audit Committee is responsible for recommending the annual appointment of the public accounting firm to be our outside auditors, subject to approval by the Board and the shareholders. The Committee:

o reviews with the outside auditors the scope of the audit, the auditors' fees and related matters;

o receives copies of the annual comments from the outside auditors on accounting procedures and systems of control;

o reviews with the outside auditors any questions, comments or suggestions they may have relating to our internal controls, accounting practices or procedures or those of our subsidiaries;

o reviews with management and the outside auditors our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing the statements;

o reviews the programs of our Internal Audit Department, including procedures for assuring implementation of accepted recommendations made by the outside auditors, and receives summaries of all audit reports issued by the Internal Audit Department; and

o reviews compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to us.


THE CORPORATE GOVERNANCE COMMITTEE

       The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function, and needs of the Board. This responsibility includes:

o considering and recommending candidates to fill new positions on the Board;

o reviewing candidates recommended by shareholders;

o conducting inquiries into the backgrounds and qualifications of possible candidates; and

o recommending the Director nominees for approval by the Board and the shareholders.

       The Committee's additional functions are:

o to consider questions of possible conflicts of interest of Board members and of our senior executives;

o to monitor and recommend the functions of the various committees of the Board;

o to recommend members of the committees;

o to advise on changes in Board compensation;

o to make recommendations on the structure of Board meetings; and

o to recommend matters for consideration by the Board.

       In addition, the Committee:

o considers and reviews our Corporate Governance Principles;

o establishes Director retirement policies;

o reviews the functions of the senior officers and makes recommendations on changes;

o reviews the job performance of officers and other senior executives with the Chairman and CEO;

o reviews the outside activities of senior executives; and

o reviews with the Chairman and CEO the succession plans relating to officer positions.


THE EXECUTIVE COMPENSATION COMMITTEE

       The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for our elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and CEO and other elected officers. The Committee's additional functions include:

o to determine and certify the shares awarded under the Performance- Contingent Share Award Program;

o to grant options and awards under the Stock and Incentive Plan;

o to advise on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;

o to monitor compliance by officers with our program of required stock ownership; and

o to publish an annual Executive Compensation Committee Report for the shareholders.


THE EXECUTIVE COMMITTEE

       The Executive Committee performs such duties and exercises the powers delegated to them by the Board of Directors.

                             COMPENSATION OF DIRECTORS
----------------------------------------------------------------------------------------
                           CASH RETAINER AND MEETING FEES
                           ------------------------------

                              ANNUAL            BOARD AND
                          BOARD/COMMITTEE        BUSINESS        COMMITTEE
DIRECTOR                     RETAINER          MEETING FEES     MEETING FEES      TOTAL
--------                  ----------------    --------------   --------------   --------
  Dr. Brown   .........      $30,000             $15,000          $ 6,000        $51,000
  Mr. Burns   .........       32,000              13,500           16,500         62,000
  Mr. Cornwell   ......       25,167              14,250            6,750         46,167
  Mr. Harvey  .........       30,000              16,500           15,000         61,500
  Ms. Horner  .........       31,833              16,500            7,500         55,833
  Dr. Ikenberry  ......       32,000              13,500            6,000         51,500
  Mr. Kamen   .........       30,000              16,500            7,500         54,000
  Mr. Labrecque  ......       30,000              15,000           18,000         63,000
  Dr. Simmons .........       29,667              16,500            7,500         53,667
  Dr. Valles  .........       29,667              16,500            9,000         55,167
----------------------------------------------------------------------------------------


FEES AND BENEFIT PLANS FOR NON-EMPLOYEE DIRECTORS

       ANNUAL CASH RETAINER FEES. Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one Board committee or more (other than the Executive Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board committee receives an additional $2,000 per year, per committee.

       MEETING FEES. Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, committee meeting, the Annual Meeting of Shareholders, for each day of a visit to a plant or office of ours or our subsidiaries, and for attending any other business meeting to which the Director is invited by the Board or the Executive Committee.

       UNIT AWARDS. On the day of the 1997 Annual Meeting of Shareholders, all of our non-employee Directors who continued as Directors were awarded 600 units under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the "Unit Award Plan"). Each of these 600 unit awards was subsequently adjusted to 1,200 units to reflect last year's stock split. Upon joining the Board on January 1, 1998, Mr. Mead received an initial award of 1,200 units under the Unit Award Plan.

       Under the Unit Award Plan, Directors who are not our employees may defer all or a part of their annual cash retainers and meeting fees until they cease to be Directors. At the Director's election, the fees held in the Director's account may be credited either with interest at the rate of return of the Fixed Income Fund (Fund A) of the Pfizer Inc. Savings and Investment Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of our common stock on the last business day before the date that the fee would be paid. The units in a Director's account are increased by the value of any distributions on the common stock. When a Director ceases to be a Director, the amount held in the Director's account is paid in cash. The amount paid is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.

       Also under the Unit Award Plan, non-employee Directors are granted an initial award of 1,200 units when they become a Director. Afterwards, each non-employee Director is granted an annual award of 1,200 units ("Annual Unit Award") on the day of our Annual Meeting, provided the Director continues to serve as a Director following the meeting. The awards under the Unit Award Plan are made in addition to the Directors' annual cash retainers and meeting attendance fees. Such units are not payable until the recipients cease to be Directors.

       RETAINER UNIT AWARDS. On the day of the 1997 Annual Meeting of Shareholders, all non-employee Directors who continued as Directors were also awarded 303 units (later adjusted to 606 units) under the Pfizer Inc. Annual Retainer Unit Award Plan. Under this Plan, Directors receive the share equivalent of their annual retainer fee in similarly restricted units. These awards are in addition to the Annual Unit Awards, the Directors' annual cash retainers and meeting attendance fees, and are made annually on the day of our Annual Meeting. The number of units awarded to the non-employee Directors is based upon the five-day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit).

       RETIREMENT BENEFITS. In 1995, our Retirement Plan for Non-Employee Directors was terminated. Mr Harvey, Ms. Horner, Mr. Labrecque and Dr. Valles received the following one-time payments in 1997 in lieu of pension benefits:
$27,491; $67,047; $67,047 and $70,829.

       TRUSTS. In certain circumstances, we are obligated to fund trusts established to secure our obligations to make payments to our Directors under the above benefit plans, programs or agreements in advance of the time payment is due.


RELATED TRANSACTIONS

       From time to time in 1997, we asked Dr. Brown to provide consulting services in connection with our business. He received a total of $64,000 for those services. We anticipate that Dr. Brown will continue to provide similar services to us in the future as he and we may agree from time to time.

       We have business arrangements with organizations with which certain of our Directors are affiliated. However, none of those arrangements are material to either us or any of those organizations.

       We incurred expenses for the personal use of Company transportation of $11,518 by Dr. Brown, $7,388 by Mr. Cornwell and $3,581 by Dr. Ikenberry.


INDEMNIFICATION

       We indemnify our Directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-laws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

                          ITEM 1--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

       The Board of Directors is divided into three classes, currently consisting of two classes of five and one class of four Directors each, whose terms expire at successive annual meetings. Five Directors will be elected at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2001.

       The persons named in the enclosed proxy intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. If you are voting by telephone or Internet, you will be instructed how to withhold your vote from some or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

       The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2001 at the Annual Meeting: W. Don Cornwell; Henry A. McKinnell; Dana G. Mead; Ruth J. Simmons and William C. Steere, Jr.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS.

       We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

       The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

       As of February 27, 1998, the nominees, other Directors, and the named executive officers of the Company:

o owned beneficially, directly or indirectly, the number of shares of common stock indicated;

o held options, exercisable within 60 days after that date, to purchase the number of shares of common stock indicated pursuant to the Company's Stock and Incentive Plan;

o held the number of units indicated pursuant to the Company's Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Company's Annual Retainer Unit Award Plan; and

o held the number of units indicated pursuant to the Company's Supplemental Savings Plan.

       As of that date, no such person beneficially owned more than .05 percent of the outstanding common stock; all Directors and executive officers as a group owned 2,424,403 shares of common stock and options, exercisable within 60 days after that date, to purchase 3,167,918 shares of common stock, which together amounted to less than one percent of the outstanding common stock.

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
               NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2001
--------------------------------------------------------------------------------

W. DON CORNWELL  50  Shares: 100   Units: 3,475(2)
[PHOTO OMITTED]

Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Director of CVS Corporation. Also, a Director of the National Association of Broadcasters, Hershey Trust Company and Milton Hershey School. Trustee of Occidental College, the Jacob Javits Foundation and Big Brothers/Sisters of New York. Our Director since February 1997. Member of our Audit Committee.
--------------------------------------------------------------------------------

HENRY A. MCKINNELL  55  Shares: 116,708   Options: 442,244   Units: 12,587(3)
[PHOTO OMITTED]

One of our Executive Vice Presidents since 1992 and President - Pfizer Pharmaceuticals Group since January, 1997. Responsible for our Consumer Health Care and Corporate Strategic Planning and Policy Groups since 1995, and for our Medical Technology Group from 1992 to 1995. Our Chief Financial Officer from 1990 through 1996. Director of Aviall, Inc., Dun & Bradstreet Corp. and John Wiley & Sons, Inc. Also a Director of the Healthcare Leadership Council, the Committee for Economic Development and the National Association of Manufacturers. Member of the Board of Trustees of the New York Public Library and the New York City Police Foundation. Our Director since June 1997.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
               NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2001
                                  (CONTINUED)
--------------------------------------------------------------------------------

DANA G. MEAD  62   Shares: 1,000  Units: 1,202(2)
[PHOTO OMITTED]

Chairman of the Board and Chief Executive Officer since 1994 of Tenneco Inc., a global manufacturing company with operations in automotive parts and packaging. Chief Operating Officer, President and member of the Board of Tenneco since 1992. Director of Textron Inc., Zurich Insurance, Zurich Life Insurance companies and Unisource World- wide, Inc. Also a Director of Newport News Shipbuilding, a former Tenneco subsidiary. Member of the Business Roundtable. Our Director since January 1998. Member of our Executive Compensation Committee.
--------------------------------------------------------------------------------

RUTH J. SIMMONS  52  Shares: 100  Units: 3,044(2)
[PHOTO OMITTED]

President since 1995 of Smith College, a private liberal arts college for women located in Northampton, Massachusetts. Vice Provost of Princeton University from 1992 to 1995. Provost of Spelman College from 1990 to 1991. Director of Metropolitan Life Insurance Company. Trustee of the Institute for Advanced Study and Member of The Conference Board. Fellow of the American Academy of Arts and Sciences and Member of the Council on Foreign Relations. Our Director since January 1997. Member of our Audit Committee.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
               NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2001
                                  (CONTINUED)
--------------------------------------------------------------------------------

WILLIAM C. STEERE, JR. 61 Shares: 540,143 Options: 635,200 Units: 43,236(3) [PHOTO OMITTED]

Chairman of our Board since 1992. Our Chief Executive Officer since April 1991. Our President from 1991 to 1992. One of our Senior Vice Presidents from 1989 to 1991. Director of Dow Jones Inc., Texaco Inc., Minerals Technologies Inc. and Metropolitan Life Insurance Company. Also a Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Directors and Executive Committee of the Pharmaceutical Research and Manufacturers of America and member of the board of overseers of Memorial Sloan-Kettering Cancer Center. Member of the Business Roundtable. Our Director since 1987. Chair of our Executive Committee.
--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
--------------------------------------------------------------------------------

MICHAEL S. BROWN  57  Shares: 200  Units: 3,053(2)
[PHOTO OMITTED]

Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences. Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Member of our Corporate Governance Committee.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
                                  (CONTINUED)
--------------------------------------------------------------------------------

CONSTANCE J. HORNER  56   Shares: 6,153   Units: 5,070(2)
[PHOTO OMITTED]

Guest Scholar since 1993 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government and foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights since 1993. Served at the White House as Assistant to the President and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U. S. Department of Health and Human Services from 1989 to 1991. Director of the U. S. Office of Personnel Management from 1985 to 1989. Director of Foster Wheeler Corporation, Ingersoll-Rand Company and The Prudential Insurance Co. of America. Our Director since 1993. Chair of our Corporate Governance Committee.
--------------------------------------------------------------------------------

THOMAS G. LABRECQUE  59  Shares: 6,800  Units: 5,070(2)
[PHOTO OMITTED]

President and a Director of The Chase Manhattan Corporation, a bank holding company, and The Chase Manhattan Bank, since April 1996. Chairman and Chief Executive Officer of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A. from 1990 through 1996. Member of the Business Council, the Council on Foreign Relations, the Council on Competitiveness and the Trilateral Commission. Member and Past President of The Bankers Roundtable and the International Monetary Conference. Our Director since 1993. Member of our Executive Compensation Committee.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
                                  (CONTINUED)
--------------------------------------------------------------------------------

JEAN-PAUL VALLES  61   Shares: 263,060(4)  Options: 66,000   Units: 17,181(2)
[PHOTO OMITTED]

Chairman of Minerals Technologies Inc. ("MTI"), a resource and technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since 1989. Chief Executive Officer of MTI since 1992. Formerly our Vice Chairman from March to October 1992. Responsible for several of our business groups since 1989, and served in a number of executive positions, including Executive Vice President from 1991 to 1992. Our Director since 1980. Director of the National Association of Manufacturers. Member of our Audit Committee.
--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 2000
--------------------------------------------------------------------------------

M. ANTHONY BURNS  55  Shares: 6,800   Units: 5,070(2)
[PHOTO OMITTED]

Chairman of the Board since 1985, Chief Executive Officer since 1983, President and Director since 1979, of Ryder System, Inc., a provider of transportation and logistics services. Director of The Chase Manhattan Bank, The Chase Manhattan Corporation and J. C. Penney Company, Inc. Trustee of the University of Miami. Member of the Business Council, the Business Roundtable and the Business Roundtable's Policy Committee and Chairman of its Health and Retirement Task Force. Our Director since 1988. Chair of our Executive Compensation Committee and Member of our Executive Committee.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                  (CONTINUED)
--------------------------------------------------------------------------------

GEORGE B. HARVEY  67    Shares: 6,336    Units: 13,001(2)
[PHOTO OMITTED]

Former Chairman, President, and Chief Executive Officer (from 1983 through 1996) and Director (from 1980 through 1996) of Pitney Bowes Inc., a provider of mailing and office systems and management and financial services. Director of McGraw-Hill, Inc., Merrill Lynch & Co., Inc., and Massachusetts Mutual Life Insurance Company. Our Director since 1994. Member of our Executive Compensation Committee.
--------------------------------------------------------------------------------

STANLEY O. IKENBERRY  63  Shares: 13,190(4)   Units: 34,658(2)
[PHOTO OMITTED]

President since 1996 of the American Council on Education, an independent nonprofit association dedicated to ensuring high quality education at colleges and universities throughout the United States. President, from 1979 through July 1995, of the University of Illinois. Director of Utilicorp United Inc. Chairman of the Board of Trustees of the Carnegie Foundation for the Advancement of Teaching. Our Director since 1982. Chair of our Audit Committee and Member of our Executive Committee.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                  (CONTINUED)
--------------------------------------------------------------------------------

HARRY P. KAMEN  64  Shares: 840   Units: 5,072(2)
[PHOTO OMITTED]

Chairman of the Board and Chief Executive Officer since 1993, and President from 1995 through November 1997, of Metropolitan Life Insurance Company, a multi-service insurance provider. Director of Bethlehem Steel Corporation, The New England Life Insurance Company, the New England Investment Companies Inc. and Banco Santander (Spain). Vice Chairman of the Conference Board and Treasurer of the New York City Partnership. Member of The Business Council of New York State and The Business Roundtable, the New York Investment Fund and the Board of Governors of the National Association of Securities Dealers. Our Director since 1996. Member of our Corporate Governance Committee.
--------------------------------------------------------------------------------

JOHN F. NIBLACK 59 Shares: 134,671 Options: 220,876 Units: 8,378(3) [PHOTO OMITTED]

One of our Executive Vice Presidents since 1993. Responsible for our Central Research, Animal Health, Licensing and Development, Corporate Quality Assurance and Medical Affairs Divisions. Dr. Niblack was elected our Vice
President-Central Research in 1990. Our Director since June 1997.
--------------------------------------------------------------------------------

NAME AND AGE AS OF THE APRIL 23, 1998 MEETING DATE

AMOUNT OF BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK,(1) OPTIONS AND UNITS

POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

--------------------------------------------------------------------------------
                 NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
--------------------------------------------------------------------------------

PAUL S. MILLER  59   Shares: 123,832  Options: 135,300  Units: 9,579(3)

Our Senior Vice President; General Counsel since 1992. Mr. Miller was elected our Vice President; General Counsel in 1986.
--------------------------------------------------------------------------------

C.L. CLEMENTE  60   Shares: 160,902(4)   Options: 249,910   Units: 30,185(3)

Our Senior Vice President-Corporate Affairs; Secretary and Corporate Counsel since 1992. Mr. Clemente was elected our Vice President; General Counsel and Secretary in 1986.

----------
(1) As of February 27, 1998, this number includes shares credited under the Savings and Investment Plan, or deferred under the Performance-Contingent Share Award Program. The Plan and the Program are further described in this Proxy Statement under the heading "Employee Benefit and Long-Term Compensation Plans."

(2) As of February 27, 1998, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a director's unit account is measured by the price of the common stock. The Plans are further described in this Proxy Statement under the heading "Fees and Benefit Plans for Non-Employee Directors."

(3) As of February 27, 1998, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of the common stock. This Plan is further described in this Proxy Statement under the sub-heading "Savings and Investment Plan."

(4) These shares do not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed:
    Mr. Clemente - 8,712 shares; Dr. Ikenberry - 6,000 shares; and Dr. Valles
    - 47,440 shares.

                          ITEM 2--APPROVAL OF AUDITORS
--------------------------------------------------------------------------------

       The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP to serve as our independent auditors for 1998, subject to the approval of our shareholders.

       Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

       Total audit fees incurred by us for all independent auditors for 1997 were approximately $4,790,000, of which approximately $4,631,000 was attributable to KPMG Peat Marwick LLP.

       The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR 1998.



                                                 EXECUTIVE COMPENSATION
-----------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                --------------------------

                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                               ------------------------------------------ ---------------------------
                                                                            AWARDS       PAYMENTS
                                                                          ------------- -------------
                                                           OTHER          SECURITIES
                                                           ANNUAL         UNDERLYING      LTIP          ALL OTHER
       NAME AND                 SALARY     BONUS (1)   COMPENSATION (2)   OPTIONS (3)   PAYOUTS (4)   COMPENSATION (5)
  PRINCIPAL POSITION   YEAR       ($)         ($)            ($)              (#)           ($)             ($)
---------------------- ------  ----------- ----------- ------------------ ------------- ------------- -----------------
 Mr. Steere  ......... 1997    1,316,500   2,545,300         17,968         300,000       8,837,500       144,688
 Chairman/CEO
 " " " ............... 1996    1,190,000   2,300,700         20,747         300,000       3,815,000       131,053
 " " " ............... 1995    1,030,000   2,060,000         24,560         300,000       2,036,250       119,015
-----------------------------------------------------------------------------------------------------------------------
 Dr. McKinnell  ...... 1997      787,000     971,900         37,300         130,000       3,535,000        63,584
 Executive V.P.
 " " " ............... 1996      704,000     802,600         24,144         120,000       1,430,625        57,294
 " " " ............... 1995      608,000     720,000         17,350         120,000         733,050        45,373
-----------------------------------------------------------------------------------------------------------------------
 Dr. Niblack ......... 1997      712,600     783,900          4,845         120,000       2,969,400        54,324
 Executive V.P.
 " " " ............... 1996      640,000     645,500          4,935         100,000       1,201,725        50,457
 Dr. Niblack ......... 1995      569,833     615,000          4,123         100,000         610,875        40,204
 Executive V.P.-
 Research and
 Development
-----------------------------------------------------------------------------------------------------------------------
 Mr. Miller  ......... 1997      619,400     588,400         17,279          90,000       2,121,000        43,340
 Senior V.P.;
 General Counsel
 " " " ............... 1996      540,000     464,100         17,912          80,000         858,375        35,834
 " " " ............... 1995      456,250     350,000         12,821          70,000         407,250        30,427
-----------------------------------------------------------------------------------------------------------------------
 Mr. Clemente   ...... 1997      573,600     473,200         20,373          70,000       1,908,900        38,508
 Senior V.P.-
 Corporate Affairs;
 Secretary and
 Corporate Counsel

 " " " ............... 1996      507,500     389,100         17,117          60,000         801,150        39,108
 " " " ............... 1995      451,250     310,000         13,257          50,000         407,250        28,353
-----------------------------------------------------------------------------------------------------------------------

(1) The amounts shown in this column for 1997 constitute the Annual Incentive Awards made to each officer based on the Board's evaluation of each officer's performance. These awards are discussed in further detail in the Executive Compensation Committee Report.

(2) The amounts shown in this column represent tax payments made by us on behalf of each officer relating to his use of Company transportation and for personal financial counseling.

(3) Adjusted for our June 1997 two-for-one stock split.

(4) Represents the dollar market value of shares of our common stock on February 25, 1998 (the payment date) earned under the Company's Performance-Contingent Share Award Program using the closing sales price of our common stock ($88.375) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Mr. Steere, 100,000 shares; Dr. McKinnell, 40,000 shares; Dr. Niblack, 33,600 shares; Mr. Miller, 24,000 shares; Mr. Clemente, 21,600 shares; and all executive officers and Directors as a group, 388,400 shares. These numbers are subject to adjustment, which is not expected to be significant, when the final diluted earnings per share amounts of our Peer Group companies are available. Our Peer Group companies are listed in the footnote to our Performance Graph.

(5) The amounts shown in this column represent Company matching funds under our Savings and Investment Plan (a retirement savings plan) and related supplemental plan which are discussed under the heading "Employee Benefit and Long-Term Compensation Plans."

              TOTAL OPTIONS EXERCISED IN 1997 AND YEAR-END VALUES

     This table gives information for options exercised by each of the Named Executive Officers in 1997, and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the mean of the high and the low trading price ($75.1875) of our common stock on December 31, 1997.


----------------------------------------------------------------------------------------------------------------
                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS HELD AT 12/31/97            AT 12/31/97
                                                      ----------------------------- ----------------------------
                            SHARES         VALUE
                           ACQUIRED       REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         NAME           ON EXERCISE(#)      ($)           (#)            (#)            ($)            ($)
----------------------- ---------------- ------------ ------------- --------------- ------------- --------------
  Mr. Steere  .........     411,872      15,402,984     735,200        840,000      39,504,378     31,239,900
  Dr. McKinnell  ......     110,972       4,256,296     442,244        338,000      24,693,073     12,232,975
  Dr. Niblack .........      38,312       1,642,817     260,876        292,000      14,137,504     10,351,790
  Mr. Miller  .........     103,564       4,419,251     166,036        228,000       8,820,251      8,169,030
  Mr. Clemente   ......      67,462       3,070,596     249,910        157,500      14,162,501      5,303,496
----------------------------------------------------------------------------------------------------------------

                             OPTION GRANTS IN 1997

     This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 1997 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of December 31, 1997 using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

-----------------------------------------------------------------------------------------------------------------------
                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED
                                          INDIVIDUAL                                  ANNUAL RATES OF STOCK PRICE
                                            GRANTS                                  APPRECIATION FOR OPTION TERM ($)
                       --------------------------------------------------------- --------------------------------------
                          NUMBER OF       PERCENT OF
                         SECURITIES      TOTAL OPTIONS
                         UNDERLYING       GRANTED TO   EXERCISE OR
                          OPTIONS        EMPLOYEES IN   BASE PRICE  EXPIRATION
         NAME          GRANTED (#) (1)    FISCAL YEAR    ($/SH) (2)     DATE      0%         5%               10%
---------------------- ----------------- -------------- ------------ ----------- ---- ---------------- ----------------
 Mr. Steere  .........     300,000           2.10          55.04      8/27/07     0        10,384,308        26,315,876
 Dr. McKinnell  ......     130,000           0.91          55.04      8/27/07     0         4,499,867        11,403,546
 Dr. Niblack .........     120,000           0.84          55.04      8/27/07     0         4,153,723        10,526,350
 Mr. Miller  .........      90,000           0.63          55.04      8/27/07     0         3,115,292         7,894,763
 Mr. Clemente   ......      70,000           0.49          55.04      8/27/07     0         2,423,005         6,140,371
 Potential Gain for all shareholders at Assumed Appreciation Rates   .........    0    44,941,423,764   113,890,391,522
----------

 (1) Option grants for Named Executive Officers who received grants in 1997 consisted of Key-Employee Grants that are exercisable one-fifth on each anniversary date beginning on 8/28/98.

 (2) The exercise price for all stock option grants shown in this column is the average of the high and low market price of our common stock on the date of the grant.
-----------------------------------------------------------------------------------------------------------------------

                     LONG-TERM INCENTIVE PLAN-AWARDS IN 1997

     This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan called the Performance-Contingent Share Award Program. Under this plan, they were awarded the right to earn shares of our common stock ("Performance-Contingent Shares"). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula which measures our performance over a five-year period using certain performance goals that were determined by our Executive Compensation Committee and approved by the Board. The formula is comprised of two performance criteria, total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, over the performance period relative to the industry Peer Group. If our performance exceeds the low end of the range of the Peer Group's performance for either or both of the performance criteria, a varying amount of shares up to the maximum will be earned. These awards are also discussed in the Executive Compensation Committee Report.


-----------------------------------------------------------------------------------------------------------------------
                                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                                                                NON-STOCK PRICE-BASED PLANS
                                                                       ---------------------------------------------
                                               PERFORMANCE PERIOD (OR
                                                 OTHER PERIOD UNTIL
NAME                     NUMBER OF SHARES (1)   MATURATION OR PAYOUT)  THRESHOLD (2) (#)   TARGET (#)   MAXIMUM (#)
----------------------- ---------------------- ----------------------- ------------------- ------------ ------------
 Mr. Steere.  .........           *                1/1/98-12/31/02           10,000          60,000       100,000
 Dr. McKinnell.  ......           *                1/1/98-12/31/02            4,700          28,200        47,000
 Dr. Niblack  .........           *                1/1/98-12/31/02            4,200          25,200        42,000
 Mr. Miller   .........           *                1/1/98-12/31/02            3,000          18,000        30,000
 Mr. Clemente .........           *                1/1/98-12/31/02            2,500          15,000        25,000
----------

 (1) The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the Peer Group.

 (2) If our minimum performance in both performance measures is at the low end of the range relative to the Peer Group, then no Performance-Contingent
     Shares will be earned by the Named Executive Officers. To the extent that our performance exceeds the low end of the range of Peer Group performance, the minimum shares that will be awarded is shown in the "Threshold" column.
-----------------------------------------------------------------------------------------------------------------------

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

       Please see the glossary at the end of this report for definitions of the capitalized terms used in this report which have not already been defined in this Proxy Statement.


OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAM

       The Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other Named Executive Officers. The Committee consists entirely of independent Directors who are not officers or employees of the Company.

       The Company's executive compensation program is designed to:

o retain executive officers by paying them competitively, motivate them to contribute to the Company's success, and reward them for their performance;

o link a substantial part of each executive officer's compensation to the performance of both the Company and the individual executive officer; and

o   encourage ownership of Company common stock by executive officers.

       As discussed below, the program consists of, and is intended to balance, three elements:

o SALARIES. Salaries are based on the Committee's evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company's Peer Group to executive officers holding equivalent positions.

o EXECUTIVE ANNUAL INCENTIVE AWARDS. Executive Annual Incentive Awards are based on an evaluation of both individual and Company performance against qualitative and quantitative measures.

o LONG-TERM INCENTIVE COMPENSATION. Long-term incentive awards, which consist of stock options and Performance-Contingent Share Awards, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

       In addition, the Named Executive Officers and other members of senior management are expected to own a minimum amount of common stock under the Company's stock ownership program. The program is intended to further tie the interests of management to the interests of shareholders.

EVALUATION OF EXECUTIVE PERFORMANCE

       The Committee does not usually rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company's other executive officers. Instead, the Committee considers:

o   management's overall accomplishments;

o   the accomplishments of the individual executives;

o   the Company's financial performance; and

o   other criteria discussed below.

       In 1997, management continued to effectively implement its long-term strategies, which included:

o   improving operating margins;

o continuing the implementation of reengineering projects and restructuring programs;

o   divesting non-core businesses;

o maintaining the flow of new product candidates in the Company's research pipeline; and

o augmenting the Company's research and marketing abilities with key external collaborations.

       The Committee believes that the success of these strategies is evidenced by:

o   the Company's strong financial performance in 1997;

o   the Company's operating margins;

o the breadth of the Company's current product portfolio which resulted in considerable sales growth in 1997;

o the acceptance of the Company's products in the current marketplace; and

o the number of promising product candidates under development by the Company.

       The Committee also considered management's responses to the changes occurring within the U. S. marketplace for health care products and services. The impact of the evolution to managed care in the health care market continues to be of particular importance to the Company and its shareholders. It is the Committee's opinion that, in this uncertain environment, management continues to effectively develop and implement strategies that position the Company to remain a leader in the health care industry. In addition, Mr. Steere and his senior management team are undertaking significant actions to communicate the Company's position on health care issues to its shareholders, the public and the government. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company's continuing success.

TOTAL COMPENSATION

       Target total compensation levels of Company executives are established with consideration given to an analysis of competitive market total compensation. The total compensation package for each executive is then broken down into the three basic components indicated above and discussed in more detail below. In recent years, the Committee has been directing a shift in the mix of the Company's executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company's executive compensation, and the Committee intends to continue this emphasis in 1998. Based on available public data and the analysis of its outside compensation advisors, the total compensation of Mr. Steere and the other Named Executive Officers generally fell in the upper quartile of total compensation paid by the Peer Group to their executives holding equivalent positions, but the Committee believes that position was consistent with the outstanding performance of the Company compared to the Peer Group.

SALARIES

       In setting salaries, the first element of the executive compensation program, the Committee did not use a predetermined formula. Instead, the 1997 salaries of the Chairman and CEO and the other executive officers were based on:

o   the Committee's evaluation of each officer's individual job performance;

o   an assessment of the Company's performance; and

o a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions.

       CHAIRMAN AND CEO. Mr. Steere's salary in 1997 totaled $1,316,500. For 1998, it has been set at $1,379,700 which represents a 4.8% increase from his 1997 salary.

       OTHER NAMED EXECUTIVE OFFICERS. The 1997 salaries of the other Named Executive Officers are shown in the "Salary" column of the Summary Compensation Table.

       Due to the retirement of the Company's Executive Vice President and President-International Pharmaceuticals Group at the end of 1996, the management responsibilities of that position were redistributed, and other responsibilities were realigned, among certain other Named Executive Officers. As a result, approximately one-half of the increase in aggregate salary from 1996 to 1997 for the Named Executive Officers represented promotional adjustments in recognition of those additional responsibilities, with the remainder of the increase in salary representing merit adjustments based on performance.

EXECUTIVE ANNUAL INCENTIVE AWARDS

       The second element of the executive compensation program is the Executive Annual Incentive Award.

       In 1997, the Board of Directors adopted and the shareholders approved the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this plan a maximum award of 0.3% of Adjusted Net Income as defined in the plan was established for each employee participating in the plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum. With the adoption of this plan the Executive Annual Incentive Awards paid to the Eligible Employees will be deductible by the Company for tax purposes.

       For 1997, an Annual Incentive Award of $2,545,300 for Mr. Steere was approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 1997 paid to each of the Named Executive Officers are shown in the "Bonus" column of the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

       In 1997, Mr. Steere and the other executive officers participated in the Company's long-term incentive compensation program, the third element of executive compensation. As discussed below, the program consisted of:

o   stock option grants made under the Company's Stock and Incentive Plan; and

o   awards made under the Company's Performance-Contingent Share Award Program.


(a) STOCK OPTIONS

       The Committee granted Key-Employee Stock Options to each executive officer in 1997 under the Company's Stock and Incentive Plan. In selecting the size of the Key-Employee Stock Option grants, the Committee reviewed:

o competitive data relating to similar grants made by the Peer Group to executive officers holding comparable positions;

o   the individual stock ownership of the Company's executive officers; and

o the interrelationship with the 1997 Performance-Contingent Share Awards made to such officers.


       CHAIRMAN AND CEO. Based upon this data, Mr. Steere was awarded Key-Employee Stock Options for 300,000 shares of common stock.

       OTHER NAMED EXECUTIVE OFFICERS. The other Named Executive Officers were awarded the number of Key-Employee Stock Options shown in the table headed "Option Grants in 1997." The Key-Employee Stock Options of the Named Executive Officers and all other executive officers will vest over a five-year period, with 20 percent of the options vesting each year.

       Key-Employee Stock Options granted to Mr. Steere and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, are targeted by the Committee to fall at the median range of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions.

o This targeting assumes that the Company's performance also falls at the median of the Peer Group's performance.

o If the Company's actual performance exceeds the median performance of the Peer Group, however, the total value of long-term incentive awards (which would include Performance-Contingent Share awards discussed below) will be higher than the median awards made by the Peer Group.

o Similarly, if the Company's performance falls below the median performance of the Peer Group, the total value of the long-term incentive awards would fall below the median awards of the Peer Group.

(b) PERFORMANCE-CONTINGENT SHARE AWARDS

       The Committee also made awards to Mr. Steere and other executive officers in 1997, including the Named Executive Officers, under the Company's Performance-

Contingent Share Award Program (the "Program"). The potential size of each award, including the maximum number of shares of common stock that may be earned by each executive officer, was established by the Committee after examining similar awards made by the Peer Group to executive officers holding comparable positions. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the applicable performance period relative to the performance of the Peer Group:

o   total shareholder return; and

o   earnings per share growth.

       The performance formula weighs each criterion equally. To the extent that the Company's performance exceeds the low end of the range of the performance of the Peer Group in either or both of the performance criteria, a varying amount of shares of common stock up to the maximum will be earned.

       Except for the 1993 Program awards, which provided for shorter performance periods, the performance period for all awards made under the Program is five years. Based on the Company's performance during the 1993-97 performance period, Mr. Steere and the other Named Executive Officers earned 219,200 Performance-Contingent Shares under the 1993 Program award formula previously approved by the Committee.

       CHAIRMAN AND CEO. The total number of such shares earned by Mr. Steere under the 1993 Program was 100,000. Under the 1997 Program award for Mr. Steere, the number of Performance-Contingent Shares that he may earn at the end of the five-year performance period (1/1/98-12/31/2002) will range from 0 to 100,000.

       OTHER NAMED EXECUTIVE OFFICERS. The total number of shares earned by each of the Named Executive Officers under the 1993 Program is shown in footnote 4 to the "LTIP Payouts" column of the Summary Compensation Table. Under the 1997 Program, the number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the five-year performance period (1/1/98-12/31/2002) will range from 0 to 47,000, the number of such shares that Dr. Niblack may earn will range from 0 to 42,000, the number of shares that Mr. Miller may earn will range from 0 to 30,000 and the number of shares Mr.Clemente may earn will range from 0 to 25,000.

       The maximum number of Performance- Contingent Shares that may be earned by Mr. Steere and the other Named Executive Officers under the Program is shown in the table headed "Long-Term Incentive Plan-Awards in 1997."

TAX POLICY

       Section 162(m) of the Internal Revenue Code limits the tax deduction available to the Company to $1 million for compensation paid to the Company's five most highly compensated officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside directors. The Committee meets this requirement. Another requirement is that compensation over $1 million must be based upon Company attainment of performance goals approved by the shareholders. The Executive Annual Incentive Plan and Performance-Contingent Share Award Program meet these requirements. In addition, the Company's Stock and Incentive Plan is "performance-based" so awards under that plan are eligible for exceptions to the deduction limitation.

STOCK OWNERSHIP PROGRAM

       A stock ownership program was adopted by the Board upon this Committee's recommendation in August 1993. Under the guidelines of this program, which were increased in 1997, employee Directors (currently Mr. Steere, Dr. McKinnell and Dr. Niblack) were expected to own by the end of a five-year period Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other members of the Corporate Management Committee who, as of the same time, were expected to own Company common stock equal in value to at least four times their annual salaries. All other executive officers were expected to own stock with a value equivalent to three times their annual salaries. All other participants in the Performance-Contingent Share Award Program are expected to own an amount equal in value to their annual salary. The Committee has determined that, as of the end of 1997, all officers met the guidelines established by the Committee.

       Under the program, "stock ownership" is defined as stock owned by the executive officer directly or through the Company's Savings and Investment Plan or awarded pursuant to the Performance-Contingent Share Award Program and subsequently deferred. While the Named Executive Officers and other participants in this program have been given five years to achieve compliance with this program, the Committee monitors the participation of the executive officers and expects that incremental progress will be made each year by each officer during the five-year phase-in period. In 1997, a schedule of progress was adopted by the Committee.

GLOSSARY

       COMMITTEE. The Executive Compensation Committee of the Board of
Directors.

       EXECUTIVE ANNUAL INCENTIVE AWARDS. These awards are annual cash payments which may be awarded by the Committee pursuant to the Executive Annual Incentive Award Plan which sets a maximum award of 0.3% of Adjusted Net Income, as defined, to each executive officer on the basis of both Company performance and individual performance over the prior year. Qualitative and quantitative performance indicators used to serve as the basis for an assessment of the performance of the executive officers are established by the Committee (and approved by the Board in the case of the CEO) at the beginning of the performance period.

       KEY-EMPLOYEE STOCK OPTIONS. Stock options granted under the Company's Stock and Incentive Plan to a select group of management employees in the U. S. and overseas who are considered to have a substantial impact on the Company's operations.

       NAMED EXECUTIVE OFFICERS. This refers to the five most highly compensated executive officers of the Company--Mr. Steere, Drs. McKinnell and Niblack, and Messrs. Miller and Clemente.

       PEER GROUP. This group consists of the eleven health care companies referred to in the Performance Graph that follows this report.

       PERFORMANCE-CONTINGENT SHARES. These are shares of Pfizer Inc. common stock that may be awarded by the Committee to the Named Executive Officers and certain other employees of the Company under the Performance-Contingent Share Award Program. For shares to be issued to any such officer or employee, however, certain preestablished Company performance criteria must be met over a preestablished performance period. This program is described in further detail under the caption "Performance-Contingent Share Award Program."

       STOCK AND INCENTIVE PLAN. This refers to the Pfizer Inc. Stock and Incentive Plan which is described in further detail under the caption "Stock and Incentive Plan."

                     THE EXECUTIVE COMPENSATION COMMITTEE:

Mr. Burns (Chair)
Mr. Harvey
Mr. Labrecque
Mr. Mead

                               PERFORMANCE GRAPH

     This graph compares our total shareholder returns (assuming reinvestment of dividends), the Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500"), and an industry peer index compiled by us that consists of several companies (the "Peer Group")(1). The graph assumes $100 invested at the per share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1992 in Pfizer and each of the other indices.

                          [GRAPHIC OMITTED-LINE GRAPH]

              1992        1993        1994        1995        1996        1997
              ----        ----        ----        ----        ----        ----
Pfizer         100         97.7       112.7       187.7       251.6       457.8

Peer Group     100         93.6       105.9       166.6       207.9       310.2

S&P 500        100        110.1       111.5       153.4       188.6       251.6

----------
(1) The following companies comprise the Peer Group: Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Pharmacia & Upjohn Inc., Schering-Plough Corp., and Warner-Lambert Company. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).

               EMPLOYEE BENEFIT AND LONG-TERM COMPENSATION PLANS

RETIREMENT ANNUITY PLAN

       The Retirement Annuity Plan (the "Retirement Plan") is a funded, tax qualified, noncontributory defined benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee's years of service and final average earnings with us and/or our "Associate Companies" and are payable after retirement in the form of an annuity. Earnings covered by the Retirement Plan are base pay, bonus, and long-term incentive compensation excluding gains on stock option exercises. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 1998, the annual limitation is $160,000.

       Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

o 1.4 percent of the average earnings for the five highest consecutive calendar years multiplied by years of service, or

o 1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

       Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

       The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $130,000, payable at age 65. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, we are obligated to fund trusts established to secure obligations to make payments under the supplemental plan.

PENSION PLAN TABLE

       The following table shows, for the final compensation and years of service indicated, the annual pension benefit, payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

o payments will be made in the form of a 50 percent joint and survivor annuity (and both the Plan member and spouse are age 65),

o during the period of employment the employee received annual compensation increases of six percent, and

o   the employee retired as of December 31, 1997.


----------------------------------------------------------------------------------------
                                    YEARS OF SERVICE
                                    ----------------
REMUNERATION          15             20             25             30             35
--------------   ------------   ------------   ------------   ------------   -----------
 $    100,000     $   17,744     $   23,659     $   29,574     $   35,489     $   41,404
      500,000        100,738        134,317        167,896        201,476        235,055
    1,000,000        204,479        272,639        340,799        408,959        477,119
    2,000,000        411,963        549,284        686,605        823,926        961,247
    3,000,000        619,446        825,928      1,032,410      1,238,893      1,445,375
    4,000,000        826,930      1,102,573      1,378,216      1,653,859      1,929,503
    5,000,000      1,034,413      1,379,217      1,724,022      2,068,826      2,413,631
    7,000,000      1,449,380      1,932,507      2,415,633      2,898,760      3,381,887
    9,500,000      1,968,088      2,624,118      3,280,147      3,936,177      4,592,206
   12,500,000      2,590,539      3,454,052      4,317,565      5,181,077      6,044,590
   15,500,000      3,212,989      4,283,985      5,354,982      6,425,978      7,496,974
----------------------------------------------------------------------------------------

       As of December 31, 1997, Mr. Steere had 35 years; Dr. McKinnell had 27 years; Dr. Niblack had 30 years; Mr. Miller had 27 years; and Mr. Clemente had 34 years under the Retirement Plan and the supplemental plan. Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 1997 "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table.

PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM

       Under the Performance-Contingent Share Award Program, participating employees may be granted an opportunity by our Executive Compensation Committee to earn shares of common stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria:

o   total shareholder return (including reinvestment of dividends), and

o   growth in diluted earnings per share (as reported),

measured point-to-point over the applicable performance period relative to the performance of the Peer Group. Our 200 most highly compensated employees are eligible to participate. Except for awards made in 1993, all awards granted under the Program are based upon a five-year performance period. Awards earned by the Named Executive Officers under this Program for the performance period ended December 31, 1997 are shown in the "LTIP Payouts" column of the Summary Compensation Table. Receipt of shares awarded under this Program may be deferred.

EXECUTIVE ANNUAL INCENTIVE PLAN

       The Named Executive Officers, as well as the other members of our Corporate Management Committee, are eligible to participate in the Executive Annual Incentive Plan. The purpose of the Plan is to ensure the tax deductibility of the bonus for the Company. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Plan defines "Adjusted Net Income" to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Deferred bonuses may be invested in either a Pfizer unit fund or a short-term investment fund.

SAVINGS AND INVESTMENT PLAN

       Under the Savings and Investment Plan (the "Savings Plan"), participating employees may contribute up to 15 percent of regular earnings into their Savings Plan accounts. A participating employee may elect to make after-tax contributions, before-tax contributions, or both after-tax and before-tax contributions. In addition, under the Savings Plan, we contribute an amount equal to one dollar for each dollar contributed by participating employees up to the first two percent of their regular earnings and fifty cents for each additional dollar contributed by employees on the next four percent of their regular earnings. Our matching contributions are invested solely in our common stock.

       The Savings Plan currently limits the additions that can be made to a participating employee's account to $30,000 per year. The term "additions" includes our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Code, and employee after-tax contributions.

       Of those additions, the current maximum before-tax contribution is limited to $10,000 per year. In addition, no more than $160,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. We have a supplemental plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $160,000 limitation on earnings, would have been allocated to a participating employee's account as employee before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan. Employees affected by these limitations who make deferrals of income under this supplemental plan receive credit for such deferrals towards their retirement benefit under our retirement plans. In certain circumstances, we are obligated to fund trusts established to secure obligations to make payments under the supplemental plan.

       Amounts deferred, if any, under the Savings Plan and the related supplemental plan by the Named Executive Officers are included in the "Salary" and "Bonus" columns of the Summary Compensation Table. Our matching contributions allocated to the Named Executive Officers under the Savings Plan and the related supplemental plan are shown in the "All Other Compensation" column of the Summary Compensation Table.

STOCK AND INCENTIVE PLAN

       Under the Stock and Incentive Plan, our employees may be granted stock options, stock appreciation rights, stock awards (including restricted stock awards and performance-based stock awards), or performance unit awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria. Where an employee is also an officer, the performance criteria are determined by the Executive Compensation Committee. Our non-employee Directors are not eligible to participate in this Plan.

SEVERANCE AGREEMENTS

       We have entered into severance agreements with our executive officers, including each of the Named Executive Officers. The agreements continue through September 30, 1998 and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

       These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer's base amount, as defined in the agreements or (ii) the sum of the executive officer's (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

       In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Program. The executive officer would also receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and our unfunded Supplemental Retirement Plan with the following additional features:

o the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;

o the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer's age;

o such benefit would be further determined without any reduction on account of its receipt prior to age 65; and

o such benefit would be offset by any amounts otherwise payable under our Retirement Annuity Plan and unfunded Supplemental Retirement Plan.

       The executive officer would also become vested in all other benefits available to our retirees including retiree medical coverage. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

       If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:

o any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;

o   a majority of our Directors are replaced during a two-year period; or

o shareholders approve certain mergers, or a liquidation or sale of our assets.

       In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will "gross-up" the executive officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.

       In certain circumstances, we are obligated to fund trusts established to secure our obligations to make payments under the severance agreements in advance of the time payment is due.


     REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
           NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS
--------------------------------------------------------------------------------

       Under our By-laws, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company at 235 East 42nd Street, New York, NY 10017-5755. The nomination or proposed item of business must be received no later than:

o 60 days in advance of an annual meeting if it is being held within 30 days preceding the anniversary date of the previous year's meeting; or

o 90 days in advance of such meeting if it is being held on or after the anniversary date of the previous year's meeting.

       For any other annual or special meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of meeting.

       The nomination must contain the following information about the nominee:

o   name;

o   age;

o   business and residence addresses;

o   principal occupation or employment;

o   the number of shares of common stock held by the nominee;

o the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a Director; and

o a signed consent of the nominee to serve as a Director of the Company, if elected.

       Notice of a proposed item of business must include:

o a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

o   the shareholder's name and address;

o the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

o   any material interest of the shareholder in such business.

       The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

       The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

       Under the rules of the SEC, shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by us, attention: Mr. C. L. Clemente, Secretary, at our principal executive offices by November 20, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting.

--------------------------------------------------------------------------------

       Whether or not you plan to attend the Meeting, please vote by telephone or Internet or mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.



                       By order of the Board of Directors,

                                          C. L. Clemente
                                          Secretary


March 19, 1998

[Recycle Logo OMITTED]                  [Printed with Soy Ink Logo OMITTED]


This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

                                        P
                                        R
                                        O
                                        X
                                        Y
                                   PFIZER INC.
                                      PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William C. Steere, Jr., Henry A. McKinnell,  and
C. L. Clemente, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of Common Stock of Pfizer Inc. held of record by the undersigned on February 27, 1998, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Inc. Savings and Investment Plan and the Pfizer Inc. Grantor Trust, at the Annual Meeting of Shareholders to be held on April 23, 1998 at 10:00 a.m. at the Grand Hyatt Hotel, Empire State Ballroom, 42nd Street and Lexington Avenue, New York, New York, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES SHALL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS SHALL BE GIVEN) FOR ITEMS 1 AND 2 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                SEE REVERSE SIDE
--------------------------------------------------------------------------------
   PLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE



  IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS ADMISSION TICKET
                                   WITH YOU.


                                ADMISSION TICKET


                                   PFIZER INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, APRIL 23, 1998
                                   10:00 A.M.
                                GRAND HYATT HOTEL
                              EMPIRE STATE BALLROOM
                        42ND STREET AND LEXINGTON AVENUE
                               NEW YORK, NEW YORK

    PLEASE MARK YOUR                                                        2649
/x/ VOTES AS IN THIS
    EXAMPLE.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.


                                               FOR         WITHHELD   Vote
1. Election of Directors.                                             WITHHELD
   (Mark ONE box only.)                        / /           / /      from all
                                                                      nominees

Nominees: 1. W. Don Cornwell,
2. Henry A. McKinnell,
3. Dana G. Mead, 4. Ruth J. Simmons,
and 5. William C. Steere, Jr.

FOR all nominees, except vote withheld from the following nominees (if any):


----------------------------------------------------------------------------




2. A proposal to approve the appointment of KPMG Peat Marwick LLP as independent auditors for 1998. (Mark ONE box only.)

                                               FOR         AGAINST       ABSTAIN
                                               / /           / /           / /


                                 SPECIAL ACTION

Discontinue Annual Report Mailing for this Account         / /

Change of                                                 / /
Address

IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.


                                          --------------------------------------
                                          (SIGNATURE OF SHAREHOLDER)        DATE



                                         ---------------------------------------
                                         (SIGNATURE, IF HELD JOINTLY)       DATE

--------------------------------------------------------------------------------
       FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE



                                   PFIZER INC.

Dear Shareholder:

Pfizer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the Internet:
      o Log on the Internet and go to the web site http://www.vote-by-net.com

2. To vote over the telephone:
      o On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683)
      o Outside of the U.S. and Canada call 201-324-0377.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.